Exhibit 99.2

Cornerstone Announces Leadership Transition

SANTA MONICA, Calif. — May 11, 2020 — Cornerstone OnDemand, Inc. (NASDAQ: CSOD), a global leader in people development solutions, today announced that after 20 years as founder and Chief Executive Officer of Cornerstone, Adam Miller will become co-chair of the Cornerstone Board of Directors. The board has appointed Phil Saunders, the former CEO of Saba Software, to serve as Cornerstone’s new CEO effective June 15, 2020.

“I founded Cornerstone with a mission to help educate the world, and we have never wavered from that goal,” said Adam Miller. “Cornerstone has brought learning to millions of people around the globe and has become one of the world’s largest cloud computing companies in the process. I am proud of all that we have accomplished, and after two decades, I am excited to commit more fully to my passion for social entrepreneurship and public service. I’m confident that Phil is the right leader to continue building on our mission and to help our clients prepare for the new world of work. As co-chair with Elisa Steele, I will continue to help with Cornerstone’s innovation into the future as we work to empower nearly 100 million people around the world.”

“I’m honored that Adam and the board have put their trust in me to lead Cornerstone,” said Phil Saunders, future CEO of Cornerstone. “I look forward to working alongside such a talented team, our board, and our global ecosystem of customers and partners. Our priority will remain serving our customers and people, as well as executing on our business integration and driving value for our shareholders. Going forward, we have even more opportunities for growth and the ability to make an even bigger impact in the lives of people at work, every day. I am energized by this challenge and look forward to guiding Cornerstone’s continued success.”

“As founder and CEO of Cornerstone, Adam’s passion, vision and leadership have helped shaped the industry, and I welcome his partnership as co-chairs,” said Elisa Steele, chair of the Cornerstone Board of Directors. “Now Phil will take the reins, and the board has every confidence in his ability to lead the company going forward. His operational expertise and track record are fully aligned with our plan for long-term success and, on behalf of the Board of Directors, we are pleased to announce his appointment today.”

Phil Saunders was most recently the CEO of Saba Software. He was instrumental in Saba’s growth and position as a HR technology leader. Prior to Saba, Phil spent 20 years at Gemalto (previously SafeNet), where he served in key sales and marketing leadership roles before becoming Chief Revenue Officer and board member.

About Cornerstone

Cornerstone is a premier people development company. We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise and specialized focus to help them realize the potential of their people. Featuring comprehensive recruiting, personalized learning, modern training content, development-driven performance management and holistic employee data management and insights, Cornerstone’s people development solutions are used by more than 7,000 clients of all sizes, spanning more than 75 million users across over 180 countries and 50+ languages. Learn more at www.cornerstoneondemand.com.

Media Contact:

Deaira Irons

Cornerstone

dirons@csod.com

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